Exhibit 3.4

                               AMENDMENT NO. 2 TO
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                      CHELSEA GCA REALTY PARTNERSHIP, L.P.


          This Amendment No. 2 to Agreement of Limited Partnership (the "Partnership Agreement") of Chelsea GCA Realty Partnership, L.P. (this "Amendment") is entered into as of October 7, 1997, by and among Chelsea GCA Realty, Inc. (the "General Partner") and the Limited Partners of Chelsea GCA Realty Partnership, L.P. (the "Partnership"). All capitalized terms used herein shall have the meanings given to them in the Partnership Agreement.

          WHEREAS, the General Partner, on even date herewith, has issued 1,000,000 shares of its 8 3/8% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, having a liquidation preference equivalent to $50.00 per share (the "Series A Preferred Shares"), and has sold such Series A Preferred Shares in a private placement;

          WHEREAS, the General Partner desires to contribute the net proceeds of the sale of the Series A Preferred Shares to the Partnership in exchange for partnership interests in the Partnership as set forth herein;

          WHEREAS, the General Partner is authorized to cause the Partnership to issue interests in the Partnership to General Partner in exchange for such contribution;

          NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          Section 1. Contribution.

          The General Partner hereby contributes to the Partnership the entire net proceeds received by the General Partner from the issuance of the Series A Preferred Shares. As provided in Section 4.5 of the Partnership Agreement, the General Partner shall be deemed to have made a Capital Contribution to the Partnership in the amount of the gross proceeds of such issuance, which is $50,000,000.00, and the Partnership shall be deemed simultaneously to have reimbursed the General Partner pursuant to Section 7.4.B of the Partnership Agreement for the amount of the private placement discounts and commissions and other costs incurred by the General Partner in connection with such issuance.

          Section 2. Issuance of Series A Preferred Partnership Units.

          In consideration of the contribution to the Partnership made by the General Partner pursuant to Section 1 hereof, the Partnership hereby issues to the General Partner 1,000,000 Series A Preferred Partnership Units (as defined herein).

          Section 3. Definitions.

          In addition to those terms defined in the Partnership Agreement, the following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in the Partnership Agreement and in this Amendment:

          "Common Partnership Unit" means a Partnership Unit that is not a Preferred Partnership Unit.

          "Liquidation Preference Amount" means, with respect to any Preferred Partnership Unit, the amount payable with respect to such Preferred Partnership Unit (as established by the instrument designating such Preferred Partnership
Unit) upon the voluntary or involuntary dissolution, liquidation or winding up of the Partnership, or upon the earlier redemption of such Preferred Partnership Units, as the case may be.

          "Preferred Partnership Unit" means any Partnership Unit issued from time to time pursuant to Section 4.5 of the Partnership Agreement hereof that is designated by the General Partner at the time of its issuance as a Preferred Partnership Unit. Each Preferred Partnership Unit shall have such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partner Interests and Common Partnership Units, all as shall be determined by the General Partner subject to the requirements of Section 4.5 of the Partnership Agreement.

          "Series A Preferred Partnership Unit" means a Partnership Unit issued by the Partnership to the General Partner in consideration of the contribution by the General Partner to the Partnership of the entire net proceeds received by the General Partner from the issuance of the Series A Preferred Shares. The Series A Preferred Partnership Units shall constitute Preferred Partnership Units. The Series A Preferred Partnership Units shall have the voting powers, designation, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as are set forth in
Exhibit 1 attached hereto. It is the intention of the General Partner, in establishing the Series A Preferred Partnership Units, that each Series A Preferred Partnership Unit shall be substantially the economic equivalent of a Series A Preferred Share.

          "Series A Preferred Shares" means the 8 3/8% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, having a liquidation preference equivalent to $50.00 per share, issued by the General Partner.

          In addition, the definitions of "Partnership Unit," "Partnership Interest" and "REIT Shares Amount" appearing in Article 1 of the Partnership Agreement are hereby deleted in their entirety and the following definitions are inserted in their place:

          "Partnership Interest" means, as to a Partner, with respect to any class of Partnership Units held by such Partner, an ownership interest in such class of Partnership Units (including any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in the Partnership Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement) as determined by dividing the number of Partnership Units in such class owned by such Partner by the total number of Partnership Units in such class then outstanding. A Partnership Interest may be expressed as a number of Partnership Units.

          "Partnership Unit" means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1, 4.2 and
4.5 of the Partnership Agreement. The ownership of Partnership Units shall be evidenced by such form, if any, of certificate for units as the General Partner adopts from time to time on behalf of the Partnership. Without limitation on the authority of the General Partner as set forth in Section 4.5 of the Partnership Agreement, the General Partner may designate any Partnership Units, when issued, as Common Partnership Units, Special Units or as Preferred Partnership Units, may establish any other class of Partnership Units, and may designate one or more series of any class of Partnership Units.

          "REIT Shares Amount" shall mean a number of REIT Shares equal to the product of the number of Common Partnership Units made subject to an Exchange by a Limited Partner, multiplied by the Exchange Factor; provided that in the event the General Partner issues to all holders of REIT Shares rights, options, warrants or convertible or exchangeable securities entitling the shareholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the "rights") then the REIT Shares Amount shall also include such rights that a holder of that number of REIT Shares would be entitled to receive.

          Section 4. Requirement and Characterization of Distributions.

          Section 5.1 of the Partnership Agreement is hereby deleted in its entirety and the following new Section 5.1 is inserted in its place:

          "Section 5.1 Requirement and Characterization of Distributions.

          The General Partner shall cause the Partnership make quarterly distributions of an amount equal to 100% of Available Cash generated by the Partnership during such quarter to the Partners who are Partners on the Partnership Record Date with respect to such quarter in the following order of priority:

                  (i) First, to the holders of the Preferred Partnership Units in such amount as is required for the Partnership to pay all distributions with respect to such Preferred Partnership Units due or payable in accordance with the instruments designating such Preferred Partnership Units through the last day of such quarter; such distributions shall be made to such Partners in such order of priority and with such preferences as have been established with respect to such Preferred Partnership Units as of the last day of such calendar quarter; and

                   (ii) Second, to the Partners in proportion to their respective Percentage Interests in Common Partnership Units on such Partnership Record Date; provided that in no event may a Partner receive a distribution of Available Cash with respect to a Partnership Unit if such Partner is entitled to receive a distribution out of such Available Cash with respect to a REIT Share for which such Partnership Unit has been redeemed or exchanged.
                         The General Partner shall take such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with its qualification as a REIT, to cause the Partnership to distribute sufficient amounts to enable the General Partner to pay stockholder dividends that will satisfy the requirements for qualifying as a REIT under the Code and Regulations ("REIT Requirements").

          Notwithstanding anything to the contrary contained herein, in no event shall any Partner receive a distribution of Available Cash with respect to any Common Partnership Unit with respect to any quarter until such time as the Partnership has distributed to the holders of the Preferred Partnership Units an amount sufficient to pay all distributions payable with respect to such Preferred Partnership Units through the last day of such quarter, in accordance with the instruments designating such Preferred Partnership Units."

          Section 5. Tax Provisions.

          Section 6.2 of the Partnership Agreement is hereby deleted in its entirety and the following new Section 6.2 is inserted in its place:

          "Section 6.2 Allocations of Net Income and Net Loss

          For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

                  A.     Net Income.  After giving effect to the special
                         allocations set forth in   Section 6.3, Net Income
                         shall be allocated in the following manner and order of priority:

                      (1) First, to the General Partner until the cumulative
                  allocations of Net Income under this Section 6.2.A.(1) equal the cumulative Net Losses allocated to the General Partner under Section 6.1.B.(4) hereof;

                      (2) Second, to the General Partner until the cumulative
                  allocations of Net Income under this Section 6.2.A.(2) equal the cumulative allocations of Net Loss to the General Partner under Section 6.1.B.(3) hereof;

                       (3) Third, to those Partners who have received
                  allocations of Net Loss under Section 6.2.B.(3) hereof until the cumulative allocations of Net Income under this Section 6.2.A.(4) equal such cumulative allocations of Net Loss (such allocation of Net Income to be in proportion to the cumulative allocations of Net Loss under such section to each such Partner);

                      (4) Fourth, to the Partners until the cumulative
                  allocations of Net Income under this Section 6.2.A.(4) equal the cumulative allocations of Net Loss to such Partners under
                  Section 6.2.B.(1) hereof (such allocation of Net Income to be in proportion to the cumulative allocations of Net Loss under such section to each such Partner); and

                      (5) Fifth any remaining Net Income shall be allocated to
                  the Partners who hold Common Partnership Units in proportion to their respective Percentage Interests as holders of Common Partnership Units.

                  B. Net Losses. After giving effect to the special allocations set forth in Section 6.3, Net Losses shall be allocated to the Partners as follows:

                      (1) To the Partners who hold Common Partnership Units in
                  accordance with their respective Percentage Interests as holders of Common Partnership Units, except as otherwise provided in this Section 6.2.B.

                      (2) To the extent that an allocation of Net Loss under
                  Section 6.2.B.(1) would cause a Partner to have an Adjusted Capital Account Deficit at the end of such taxable year (or increase any existing Adjusted Capital Account Deficit of such Partner), such Net Loss shall instead be allocated to those Partners, if any, for whom such allocation of Net Loss would not cause or increase an Adjusted Capital Account Deficit. Solely for purposes of this Section 6.2.B.(2), the Adjusted Capital Account Deficit, in the case of the General Partner, shall be determined without regard to the amount credited to the General Partner's Capital Account for the aggregate Liquidation Preference Amount attributable to the General Partner's Preferred Partnership Units. The Net Loss allocated under this Section 6.2.B.(2) shall be allocated among the Partners who may receive such allocation in proportion to and to the extent of the respective amounts of Net Loss that could be allocated to such Partners without causing such Partners to have an Adjusted Capital Account Deficit.

                      (3) Any remaining Net Loss shall be allocated to the
                  General Partner to the extent that such allocation of Net Loss would not cause or increase an Adjusted Capital Account Deficit of the General Partner.

                      (4) Any remaining Net Loss shall be allocated to the
                  General Partner.

                   Section 6.  Preferred Unit Allocation.

          The Partnership Agreement is hereby amended by adding the following new Sections 6.3(C) to the Partnership Agreement, immediately following Section 6.3(B):

                  "(C) Priority Allocation With Respect To Preferred Partnership Units. After taking into account the special allocation provisions of Section 6.3(A), all or a portion of the remaining items of Partnership gross income or gain for the Partnership Year, if any, shall be specially allocated to the General Partner in an amount equal to the excess, if any, of the cumulative distributions received by the General Partner pursuant to Section 5.1(i) hereof for the current Partnership Year and all prior Partnership Years (other than any distributions that are treated as being in satisfaction of the Liquidation Preference Amount for any Preferred Partnership Units) over the cumulative allocations of Partnership gross income and gain to the General Partner under this Section 6.3(c) for all prior Partnership Years."

                  Section 7.  Exchange Right.

          The Partnership Agreement is hereby amended by adding the following new Sections 8.6.E and 8.6.F to the Partnership Agreement, immediately following
Section 8.6.D:

                  "E. Notwithstanding anything contained in Sections 8.6.A, 8.6.B, 8.6.C and 8.6.D, except as set forth in Section 8.6.F, no Partner shall be entitled to exercise the Exchange pursuant to
                         Section 8.6.A with respect to any  Preferred
                         Partnership Unit unless (i) such Preferred
                         Partnership Unit has been issued to and is held by a Partner other than the General Partner, and
                         (ii) the General Partner has expressly granted to such Partner the right to exchange such Preferred Partnership Units pursuant to Section 8.6.A.

                  F. Preferred Partnership Units shall be redeemed, if at all, only in accordance with such redemption rights or options as are set forth with respect to such Preferred Partnership Units (or class or series thereof) in the instruments designating such Preferred Partnership Units (or class or series thereof)."

          Section 8. General Amendments to Partnership Agreement.

          Notwithstanding anything contained herein, all references to Partnership Units in Sections 7.3.B, 7.5.B and 11.3.C of the Partnership Agreement shall be deemed to refer solely to Common Partnership Units, and not to Preferred Partnership Units. In addition, references in Section 14.2 of the Partnership Agreement to Percentage Interests of the Limited Partners shall be deemed to refer solely to Percentage Interests of Limited Partners with respect to Common Partnership Units. Further, the reference to Partnership Interests appearing in Section 14.2.A shall be deemed to refer only to Partnership Interests held with respect to Common Partnership Units.

          Section 8. Exhibits to Partnership Agreement.

          The General Partner shall maintain the information set forth in Exhibit A to the Partnership Agreement, as such information shall change from time to time, in such form as the General Partner deems appropriate for the conduct of the Partnership affairs, and Exhibit A shall be deemed amended from time to time to reflect the information so maintained by the General Partner, whether or not a formal amendment to the Partnership Agreement has been executed amending such Exhibit A. In addition to the issuance of Series A Preferred Partnership Units to the General Partner pursuant to this Amendment, such information shall reflect (and Exhibit A shall be deemed amended from time to time to reflect) the issuance of any additional Partnership Units to the General Partner or any other Person, the transfer of Partnership Units and the redemption of any Partnership Units, all as contemplated herein.

          In addition, the Partnership Agreement is hereby amended by attaching thereto as Exhibit 1 the Exhibit 1 attached hereto.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Partnership Agreement to be executed as of the day and year first above written.


                                  CHELSEA GCA REALTY
                                  PARTNERSHIP, L.P.

                                  By: Chelsea GCA Realty, Inc.
                                      General Partner


                                  By: /s/ Leslie T. Chao


                                  LIMITED PARTNERS

                                  WOODBURY FAMILY ASSOCIATES, L.P.

                                  By: /s/ David C. Bloom
                                          David C. Bloom

                                      /s/ David C. Bloom
                                          David C. Bloom

                                      /s/ Leslie T. Chao
                                          Leslie T. Chao

                                      /s/ Barry M. Ginsburg
                                          Barry M. Ginsburg

                                      /s/ William D. Bloom
                                          William D. Bloom

                                    EXHIBIT 1

                      CHELSEA GCA REALTY PARTNERSHIP, L.P.

         DESIGNATION OF THE VOTING POWERS, DESIGNATIONS, PREFERENCES AND
          RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS AND
                   QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS

                                     OF THE

                      SERIES A PREFERRED PARTNERSHIP UNITS


          The following are the terms of the Series A Preferred Partnership Units established pursuant to this Amendment:

                  (a) NUMBER. The maximum number of authorized Series A Preferred Partnership Units shall be 1,000,000.

                  (b) RELATIVE SENIORITY. In respect of rights to receive quarterly distributions and to participate in distributions of payments in the event of any liquidation, dissolution or winding up of the Partnership, the Series A Preferred Partnership Units shall rank senior to the Common Partnership Units and any other class or series of Partnership Units of the Partnership ranking, as to quarterly distributions and upon liquidation, junior to the Series A Preferred Partnership Units (collectively, "Junior Partnership Units").

                  (c)    QUARTERLY DISTRIBUTIONS.

                      (1) The General Partner, in its capacity as the holder of
                  the then outstanding Series A Preferred Partnership Units, shall be entitled to receive, when and as declared by the General Partner out of any funds legally available therefor, cumulative quarterly distributions at the rate of $4.1875 per Series A Preferred Partnership Unit per year, payable in arrears in equal amounts of $1.046875 per unit quarterly in cash on the 15th day of each January, April, July and October or, if not a Business Day (as hereinafter defined), the next succeeding Business Day beginning on January 15, 1998 (each such day being hereafter called a "Quarterly Distribution Date" and each period ending on the calendar day preceding a Quarterly Distribution Date being hereinafter called a "Distribution Period"). Quarterly distributions on each Series A Preferred Partnership Unit shall accrue and be cumulative from and including the date of original issue thereof, whether or not (i) quarterly distributions on such Series A Preferred Partnership Units are earned or declared or (ii) on any Quarterly Distribution Date there shall be funds legally available for the payment of quarterly distributions.

          "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

                      (2) The amount of any quarterly distributions accrued on
                  any Series A Preferred Partnership Units at any Quarterly Distribution Date shall be the amount of any unpaid quarterly distributions accumulated thereon to but excluding such Quarterly Distribution Date, and the amount of quarterly distributions accumulated on any Series A Preferred Partnership Units at any date other than a Quarterly Distribution Date shall be equal to the sum of the amount of any unpaid quarterly distributions accumulated thereon to but excluding the last preceding Quarterly Distribution Date, plus an amount calculated on the basis of the annual distribution rate of $4.1875 per unit for the period after such last preceding Quarterly Distribution Date to and including the date as of which the calculation is made based on a 360-day year of twelve 30-day months. Quarterly distributions on the Series A Preferred Partnership Units will accumulate whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such quarterly distributions and whether or not such quarterly distributions are authorized or declared.

                      (3) Except as provided herein, the Series A Preferred
                  Partnership Units shall not be entitled to participate in the earnings or assets of the Partnership, and no interest, or sum of money in lieu of interest, shall be payable in respect of any distribution or distributions on the Series A Preferred Partnership Units which may be in arrears.

                      (4) Any distribution made on the Series A Preferred
                  Partnership Units shall be first credited against the earliest accrued but unpaid quarterly distribution due with respect to such Partnership Units which remains payable.

                      (5) No quarterly distributions on the Series A Preferred
                  Partnership Units shall be authorized by the General Partner or be paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

                           (6) No distributions will be declared or paid or set
                  apart for payment on any Partnership Units ranking, as to distributions, on a parity with or junior to the Series A Preferred Partnership Units for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment therefor set apart for such payment on the Series A Preferred Partnership Units for all past Quarterly Distribution Dates and the then current Quarterly Distribution Date. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Partnership Units, all distributions declared on the Series A Preferred Partnership Units shall be declared pro rata so that the amount of distributions declared per Series A Preferred Partnership Unit shall in all cases bear to each other the same ratio that accumulated distributions per Series A Preferred Partnership Unit bear to each other.

                           (7) Except as provided in subparagraph 6, unless full
                  cumulative distributions on the Series A Preferred Partnership Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment therefor set apart for such payment on the Series A Preferred Partnership Units for all past Quarterly Distribution Dates and the then current Quarterly Distribution Date, no distributions shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Junior Partnership Units, nor shall any Junior Partnership Units be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid or made available for a sinking fund for the redemption of such units) by the Partnership (except by conversion into or exchange for other Junior Partnership Units).

                  (d)    LIQUIDATION RIGHTS.

                      (1) Upon the voluntary or involuntary dissolution,
                  liquidation or winding up of the Partnership (a "liquidation"), the General Partner, in its capacity as the holder of the Series A Preferred Partnership Units then outstanding, shall be entitled to receive in cash or property (at its fair market value determined by the General Partner) and to be paid out of the assets of the Partnership available for distribution to its partners, before any payment or distribution shall be made on any Junior Partnership Units, the amount of $50.00 per Series A Preferred Partnership Unit, plus accumulated and unpaid quarterly distributions, if any, thereon to and including the date of liquidation.

                      (2) After the payment to the holders of the Series A
                  Preferred Partnership Units of the full liquidation amounts provided for herein, the General Partner, in its capacity as the holder of the Series A Preferred Partnership Units as such, shall have no right or claim to any of the remaining assets of the Partnership.

                       (3) If, upon any voluntary or involuntary dissolution,
                  liquidation, or winding up of the Partnership, the amounts payable with respect to the preference distributions on the Series A Preferred Partnership Units and the Preferred Partnership Units of the Partnership ranking, as to any liquidation rights, on a parity with the Series A Preferred Partnership Units are not paid in full, the holders of the Series A Preferred Partnership Units and any other Preferred Partnership Units ranking, as to liquidation rights, on a parity with the Series A Preferred Units shall share ratably in any such distribution of assets of the Partnership in proportion to the full respective preference amounts to which they would otherwise be respectively entitled.

                      (4) Neither the sale, lease or conveyance of all or
                  substantially all of the property or business of the Partnership, nor the merger or consolidation of the Partnership into or with any other entity or the merger or consolidation of any other entity into or with the Partnership, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes hereof.

                  (e)    REDEMPTION.

                      (1) OPTIONAL REDEMPTION. On and after October 15, 2027,
                  the General Partner may, to the extent that it redeems any of its Series A Preferred Shares (subject to the provisions of this paragraph (e)), cause the Partnership to redeem at any time an identical amount of the Series A Preferred Partnership Units at a price per unit (the "Redemption Price"), payable in cash, of $50 per Unit, together with all accumulated and unpaid distributions, if any, to and including the date fixed for redemption (the "Redemption Date"). The Series A Preferred Partnership Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions.

                      (2)      PROCEDURES OF REDEMPTION.

                               (i) At any time that the General Partner
                  exercises its right to redeem all or any of the Series A Preferred Shares, the General Partner shall exercise its right to cause the Partnership to redeem an equal number of Series A Preferred Partnership Units in the manner set forth herein.

                               (ii) No Series A Preferred Partnership Units may
                  be redeemed except from proceeds from the sale of capital stock of the General Partner, including but not limited to common stock, preferred stock, depository shares, interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. The proceeds of such sale of capital stock of the General Partner shall be contributed by the General Partner to the Partnership pursuant to the requirements of Section 4.5 of the Partnership Agreement.

                  (f) VOTING RIGHTS. Except as required by law, the General Partner, in its capacity as the holder of the Series A Preferred Partnership Units, shall not be entitled to vote at any meeting of the Partners or for any other purpose or otherwise to participate in any action taken by the Partnership or the Partners, or to receive notice of any meeting of Partners.

                  (g) CONVERSION. The Series A Preferred Partnership Units are not convertible into or exchangeable for an other property or securities of the Partnership.

                  (h) RESTRICTIONS ON OWNERSHIP. The Series A Preferred Partnership Units shall be owned and held solely by the General Partner.

                  (i) GENERAL. The rights of the General Partner, in its capacity as holder of the Series A Preferred Partnership Units, are in addition to and not in limitation on any other rights or authority of the General Partner, in any other capacity, under the Partnership Agreement. In addition, nothing contained herein shall be deemed to limit or otherwise restrict any rights or authority of the General Partner under the Partnership Agreement, other than in its capacity as the holder of the Series A Preferred Partnership Units.

                                 AMENDMENT NO. 1
                            TO PARTNERSHIP AGREEMENT

          Amendment No. 1 dated as of March 31, 1997 by and among Chelsea GCA Realty, Inc., a Maryland corporation, as the General Partner, and the Limited Partners to Agreement of Limited Partnership (the "Partnership Agreement") of Chelsea GCA Realty Partnership, L.P. dated as of October 14, 1993.

                               W I T N E S S E T H

          WHEREAS, the General Partner and the Limited Partners are parties to the Partnership Agreement and desire to amend the Partnership Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Terms defined in the Partnership Agreement shall have the same meaning when used herein.

          2. Section 1.1 of the Partnership Agreement is hereby amended to add the following definitions in their appropriate alphabetical place:

              "Built-in-Gain Amount" means with respect to the building situated on the Waikele Property (as defined herein) the difference between the Gross Asset Value and the tax basis as set forth on Exhibit 1 to this Amendment.

              "Special Units" means partnership units issued in exchange for the contribution of the Waikele Outlet Stores (the "Waikele Property"), each of which unit being identical to a unit of Limited Partnership Interest with all rights, benefits and privileges as are available to the holder thereof except as specifically provided in this Amendment. 3. The following terms contained in Section 1.1 of the Partnership Agreement are hereby amended to read as follows:

             "Holder" means either a Partner or Assignee owning a Partnership Unit.

             "Valuation Date" means the date of receipt by the General Partner of a Notice of Exchange or Notice of Redemption or, if such date is not a Business Day, the immediately preceding Business Day.

          4. The term "Agreed Value" contained in Section 1.1 of the Partnership Agreement is hereby amended by adding at the end thereof the following:

               "and (iv) in the case of the Waikele Property an amount equal to the difference between $76.2 million and the amount of the loans on the Waikele Property being assumed and repaid by the Partnership in connection with the conveyance thereof."

          5. The term "Gross Asset Value" contained Section 1.1 of the Partnership Agreement is hereby amended by adding at the end of subparagraph (a) thereof the following:

         "The initial Gross Asset Value of the Waikele Property shall be as set forth on Exhibit 1 to this Amendment."

          6. Article 4 of the Partnership Agreement is hereby amended by adding a new Section 4.6 to read as follows:

          Section 4.6. Capital Contribution of Holders of Special Units. Upon Contribution of the Waikele Property, holders of the Special Units shall have initial aggregate Capital Accounts equal to the difference between $76.2 million and the amount of the loans on the Waikele Property being assumed and repaid by the Partnership in connection with the conveyance thereof. If an election is made pursuant to Section 5.5 of this Amendment to receive a Special Distribution then, following such distribution, holders of the Special Units shall have aggregate Capital Accounts of $500,000 and the Special Units shall have an aggregate market value of $500,000, with market value meaning the average of the per share closing prices of a REIT Share on the New York Stock Exchange for the ten consecutive trading days ending on the fifth trading day prior to the acquisition of the Waikele Property. After the Special Distribution, the Capital Account of the Special Units will be subject to all the same adjustments as provided in the Partnership Agreement.

          7. Article 5 of the Partnership Agreement is hereby amended to add new
Section 5.5 to read as follows:

          Section 5.5 Special Distribution to Holders of Special Units.

                  The holders of Special Units in the aggregate shall have the one time right, at such holders' sole option, to receive a debt financed cash distribution (the "Special Distribution") which is intended to qualify as a distribution under Regulations Section 1.707-5(b) in an amount equal to the difference between $75.7 million and the amount of the loans on the Waikele Property being assumed and repaid by the Partnership in connection with the conveyance thereof. In the event holders of Special Units exercise their option to receive a Special Distribution, the Partnership shall finance such distribution by borrowing the proceeds under a specific loan arrangement in which the holders of Special Units are to either guarantee or indemnify a prior guarantor on a last loss basis.

          8. Article 6 of the Partnership Agreement is hereby amended to add new
Section 6.3.A(ix) to read as follows:

                (ix) Allocation in connection with Special Distribution. There shall be specially allocated to holders of Special
         Units any interest deduction attributable to the borrowing contemplated by Section 5.5 of this Amendment and a corresponding amount of the Partnership's income.

          9. Article 6 of the Partnership Agreement is hereby amended to add new
Section 6.4.C to read as follows:

          Curative Allocation to holders of Special Units

                  Notwithstanding Section 6.4.A and 6.4.B, the
         Partnership shall account for the variation between the Waikele Property's initial Gross Asset Value and its tax basis under the "traditional method with curative allocations" contemplated in Regulations Section 1.704-3(c)(3)(iii)(B). Upon the occurrence of an event (a "Recognition Event") which otherwise would result in an allocation of income or gain to holders of Special Units under Section 704(c) of the Code in respect of the building situated on the Waikele Property assuming, whether or not it is in fact the case, that at the time of such Recognition Event such building's Gross Asset Value exceeds its tax basis, there shall be specially allocated to the holders of Special Units (without regard to the number of Special Units outstanding) an aggregate amount of income or gain from the disposition of the building or other source equal to the Built-in Gain Amount. Notwithstanding any other provisions, the character of any income or gain (as ordinary or capital) recognized by the Partnership and allocated to holders of Special Units shall, to the extent possible, be consistent with the character of income or gain which would have been recognized by holders of Special Units had such holders sold the building situated on the Waikele Property for the Waikele Property's initial Gross Asset Value. Allocations pursuant to this Section 6.4.C are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, the Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of the other items, or distributions pursuant to any provision of the Partnership Agreement.

          10. Article 8 of the Partnership Agreement is hereby amended to add new Section 8.6.C.(3) to read as follows:

          (3) A holder of Special Units shall not be entitled to effect an Exchange.

          11. Article 8 of the Partnership Agreement is hereby amended by adding a new Section 8.8 to read as follows:

                  Section 8.8. Redemption Rights. Each holder of a Special Unit shall have the right at any time or from time to time following the second anniversary of the issuance of such Units to require the Partnership to redeem (the "Redemption") for cash all or part of its Special Units at their Value (the "Redeemed Special Units"). Such Redemption shall be exercised pursuant to a notice of redemption (the "Notice of Redemption") substantially in the form of
Exhibit 2 to this Amendment delivered to the General Partner by the holder of the Special Units who is exercising the relevant right (the "Tendering Special Partner"). The Tendering Special Partner shall have no right, with respect to any Special Units so redeemed, to receive any distributions paid after the date of receipt by the General Partner of a Notice of Redemption. The Partnership shall pay the Value for the Redeemed Special Units within five business days after receipt of the Notice of Redemption in accordance with the instructions contained in the Notice of Redemption. Upon the Redemption of all Special Units, any indemnity or guarantee given by the holders of Special Units with respect to any debt obligation of the Partnership (whether pursuant to Section 5.5 of this Amendment or otherwise) shall be eliminated and of no further force or effect. For purposes of this Section 8.8, "Value" with respect to a Special Unit shall have the same meaning as the term "Value" is used herein with respect to a REIT share.

          12. Section 11.6A of the Partnership Agreement is hereby amended to read as follows:

                  "A. No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all of such Limited Partner's Partnership Units in accordance with this
                  Article 11, pursuant to the exercise of its right of Exchange of all of its Partnership Units under Section 8.6 or pursuant to the exercise of its Redemption rights under Section 8.8."

          13. Section 11.D of the Partnership Agreement is hereby amended by adding the following sentence after the first sentence:

                  "With respect to the transfer of a Partnership Interest in any Special Unit during any quarterly segment of the Partnership's fiscal year in compliance with the provisions of this Article 11 or redeemed pursuant to Section 8.8, Net Income, Net Losses, each item thereof and all other items attributable to such interest for such fiscal year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the fiscal year in accordance with Section 706(c) of the Code, using the interim closing of the books method or any other permissible method selected by the General Partner in the exercise of its reasonable discretion."

          14. The holder or holders of Special Units shall be admitted to the Partnership as Additional Limited Partners and Exhibit A to the Partnership Agreement is hereby amended to add the holders as set forth on Exhibit A to this Amendment.

          15. Except as amended hereby, the Partnership Agreement remains unmodified and in full force and effect.

          16. This Amendment may be executed in counterparts, all of which taken together shall be deemed to be one and the same document.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Partnership Agreement to be executed as of the day and year first above written.

                                   CHELSEA GCA REALTY
                                   PARTNERSHIP, L.P.

                                   By: Chelsea GCA Realty, Inc.
                                       General Partner


                                   By: _________________________


                                   LIMITED PARTNERS


                                   WOODBURY FAMlLY ASSOCIATES, L.P.

                                   By:   ___________________________
                                            David C. Bloom

                                         ------------------------------
                                            David C. Bloom

                                         --------------------------------
                                            Leslie T. Chao

                                         --------------------------------
                                            Barry M. Ginsburg

                                         ---------------------------------
                                            William D. Bloom

                                    EXHIBIT A

Name and Address                                      Number of Units

KM Halawa Partners                                  13,708 (Special Units)
Suite 1050, Pauahi Tower
1001 Bishop Street
Honolulu, Hawaii 96813

                                    EXHIBIT 1

                                   Adjusted Tax Basis      Gross Asset Value

Land                                $22.8 million             $22.8 million
Personal Property (5&7 Yr Assets)     0.2 million               0.2 million
Land improvements (15 Yrs Assets)     8.2 million               8.2 million
Building (31.5 & 39 Yr Assets)       28.8 million              45 million
                              -----------------------------------------------

                                    EXHIBIT 2
                              NOTICE OF REPURCHASE

          The undersigned hereby irrevocably (i) elects to require Chelsea GCA Realty Partnership, L.P. to repurchase __ Special Units in accordance with the terms of the Limited Partnership Agreement of Chelsea GCA Realty Partnership, L.P., as amended, (ii) surrenders such Special Units and all right, title and interest therein, and (iii) directs that the check deliverable upon such repurchase be delivered to the address specified below, and such check be issued in the name(s) specified below.

Dated: __________________________
         Name of Limited Partner

                                      -----------------------------------
                                         (Signature of Limited Partner)

                                      -----------------------------------
                                         (Street Address)

                                      -----------------------------------
                                         (City)    (State)    (Zip Code)

Issue Check to:

Please insert social security or identifying number:

Name: